AMENDED APPENDIX C
                 TO TRANSFER AGENCY AND ADMINISTRATIVE AGREEMENT
                        BETWEEN ACCESSOR FUNDS, INC. AND
                    BENNINGTON CAPITAL MANAGEMENT L.P. DATED
                                DECEMBER 1, 1995

                              Amended Fee Schedule
                                February 19, 1998

FEES:

Maintenance Fee Per Class of Shares Per Portfolio:
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Each  Portfolio  shall pay an annual  maintenance  fee of 0.13% of its'  average daily net assets of each Portfolio, which fee shall be calculated daily and billed monthly.

Transaction Fee:
----------------

A transaction fee of $.50 per transaction will be calculated daily and billed monthly.

Includes:  cost of postage  and  mailing for  statements,  confirmations,  etc.,
facsimile   transmission   charges,   non-Fund   stationery,   paper,  and  most
out-of-pocket expenses with respect to transfer agent services.

OUT-OF-POCKET EXPENSES:

Transfer Agent Expenses:
------------------------

Includes: federal reserve wire processing fees, ACH processing fees, and check processing charges, which will be billed to the Fund separately.

Administrative Expenses:
------------------------

Includes: forms for IRS tax reporting, shareholder tax reporting, state tax reporting, forms for any Prototype retirement plans, postage, mailing, non-Fund stationery, paper, copying expenses, and other out-of-pocket expenses, which will be billed to the Fund separately.

Blue Sky Expenses:
------------------

Includes: cost of filing fees, postage, mailing, non-Fund stationery, paper, copying expenses, and other out-of-pocket expenses, which will be billed to the Fund separately.

Fund stationery
---------------

Fund stationery (paper, envelopes, statements) will be billed to the Fund separately.